SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

————

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  February 22, 2012

HANCOCK HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Mississippi	0-13089	64-0693170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Hancock Plaza
2510 14th Street
Gulfport , Mississippi 39501
(Address of principal executive offices)

(228) 868-4000
(Registrant's telephone number, including area code)

Item 8.01.   Other Events.

Legal Proceedings.  Like many other banks, Whitney Bank is a defendant in a class action lawsuit (Angelique LaCour v. Whitney Bank, D. (M.D. Fla.)) alleging that it improperly assessed overdraft fees on consumer and business deposit accounts owned by persons and entities that maintained those accounts, within the class period, at Whitney National Bank, or any of the entities that it acquired during the class period before its merger with Hancock Bank of Louisiana, due to the order in which it posted or processed debit card transactions against such deposit accounts.  Plaintiff alleges that these posting practices resulted in excessive overdraft fees being imposed by the Company.  While the Company admits no wrong doing, in order to fully and finally resolve the litigation and avoid the significant costs and expenses that would be involved in defending the case as well as the distraction caused by the litigation, Whitney Bank has entered into an agreement in principal whereby Whitney would pay the sum of $6.8 million in exchange for a full and complete release of all claims brought in the pending action.  The proposed settlement is contingent on several factors, including final court approval and sufficient class participation.  For accounting purposes, the Company establishes an accrual for contingent litigation losses for any legal matter when payments associated with the claims become probable and the costs can be reasonably estimated.  The Company accrued for the proposed settlement in the 4th quarter of 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  February 22, 2012

HANCOCK HOLDING COMPANY
 (Registrant)

By: /s/ Michael M. Achary
Name: Michael M. Achary
Title:   Chief Financial Officer